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                                                                    Exhibit 4.07

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                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.



                        _______________________________

                               FIRST AMENDMENT TO
                            NOTE PURCHASE AGREEMENT
                        _______________________________



                          DATED AS OF MARCH ___, 1998



                                   $7,250,000
          10.0% SENIOR SECURED NOTES DUE MAY 2, 1998 AND JUNE 15, 1998



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                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                        _______________________________

                               FIRST AMENDMENT TO
                            NOTE PURCHASE AGREEMENT
                        _______________________________

                                   $7,250,000
          10.0% Senior Secured Notes Due may 2, 1998 and June 15, 1998


Main Street Merchant Partners II, L.P.
1360 Post Oak Blvd., Suite 800
Houston, Texas  77056

Geneva Associates, L.L.C.
300 North Greene Street
Greensboro, North Carolina 27401

Ladies and Gentlemen:

     BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., a Delaware corporation (together with its successors and assigns, the "Company"), hereby agrees with you to amend the terms and provisions of the Note Purchase Agreement dated as of January 2, 1998 (the "Agreement") among us as follows:

1.   PURCHASE AND SALE OF NOTES

     1.1  Issuance of Notes.    The Company has previously authorized the
issuance of Five Million Dollars ($5,000,000) in aggregate principal amount of its ten percent (10.0%) Senior Secured Notes due May 2, 1998 (the "Prior Notes"). The Company has authorized the issuance of an additional Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in aggregate principal amount of its ten percent (10.0%) Senior Secured Notes due June 15, 1998, and Geneva Associates, L.L.C. ("Geneva") has agreed to purchase $1,200,000 in principal of such notes and Main Street Merchant Partners II, L.P. ("Main Street") agreed to purchase $750,000 in principal of such notes. The indebtedness to each of you under the Prior Notes shall be renewed in, and the additional sale by the Company to each of you will be evidenced by, the Notes issued to each of you dated March ___, 1998, and the Notes shall have the terms as provided in the Agreement, as amended by this First Amendment to Note Purchase Agreement (this "Amendment"), and as therein provided, and the terms therein provided are incorporated herein by reference as if set

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forth herein in full (the "Notes").

     1.2  The Closing.

          (a) Purchase and Sale of Notes. The Company hereby agrees to sell each of you and each of you hereby agrees to purchase from the Company, in accordance with the provisions hereof and to the extent not previously funded by you, the aggregate principal amount of your Note set forth therein.

          (b) The Closing. The Closing (the "Closing") of the Company's sale of Notes will be held on March ___, 1998 (the "Amendment Closing Date") at 10:00 a.m., local time, at the office of Gardere Wynne Sewell & Riggs, L.L.P., your special counsel. At the Closing, the Company will deliver to you your Note, in the aggregate principal amount referenced in your Note, dated the Amendment Closing Date and payable to you, against payment from each of you by federal funds wire transfer in immediately available funds of the additional purchase price of $1,500,000 from Geneva and $750,000 from Main Street, as directed to you by the Company. The sales of the Notes to each of you are separate sales.

     1.3  Purchase for Investment; ERISA.

          (a) Purchase for Investment. You represent to the Company that you are purchasing the Notes for your own account for investment and with no present intention of distributing the Notes or any part thereof, but without prejudice to your right at all times to: (i)sell or otherwise dispose of all or any part of the Notes under a registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act; and (ii) have control over the disposition of all of your assets to the fullest extent required by any applicable law.

          (b) ERISA. You represent that you are acquiring the Notes for your own account with your general assets and that no part of such assets constitutes assets of an "employee benefit plan" (as defined in ERISA) or a "plan" (as defined in the Code).

     1.4 Expenses. The Company will at the Closing pay all fees, expenses and costs relating hereto, including, but not limited to:

               (i) your reasonable out-of-pocket travel costs associated with the transactions contemplated by this Amendment;

               (ii) the reasonable fees and disbursements of your special counsel incurred in connection herewith; and

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               (iii)  the reasonable fees, expenses and costs incurred in complying with each of the conditions to closing set forth herein.

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2.   REPRESENTATIONS AND WARRANTIES

     To induce you to enter into this Amendment and to purchase your Note, the Company hereby reaffirms its representations and warranties contained in the Agreement except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct as of such date, and it additionally represents and warrants as follows, in each case as of the Amendment Closing Date:

     2.1  No Defaults; Transactions Prior to Amendment Closing Date.

          (a) No event has occurred and no condition exists that, upon the execution and delivery of this Amendment and the issuance of the Notes, would constitute a Default or an Event of Default, except for the violation of Section
6.22 (IWC Note) of the Agreement which each of you has not waived and which the Company hereby agrees to cure on or before March 31, 1998.

          (b) The Company has not entered into any transaction since the date of the most recent balance sheet delivered to you that would have been prohibited by the Agreement, as amended by this Amendment, had such Agreement, as amended by this Amendment, been in effect since such date.

     2.2 Authorization. The execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under this Amendment and the Agreement, as amended hereby, are within the Company's corporate powers, have been duly authorized by all necessary corporate action of the Company and the execution and delivery by the Company of this Amendment have received all necessary governmental approvals or other consents (if any shall be required).

     2.3 Binding Nature. This Amendment and the Agreement, as amended hereby, are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and equitable principles.

     2.4 No Violation. Neither the execution, delivery nor performance by the Company or any of the Guarantors of the Documents (including this Amendment) to which it is a party, nor compliance by any of such Persons with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under,

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or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of the Company or any of its Subsidiaries under the terms of any contractual obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound or to which it may be subject except as are not reasonably expected to have a Material Adverse Effect, or (iii) violate or conflict with any provision of the Certificate, Articles of Incorporation or Bylaws or other governance documents of such Person.

     2.5 Litigation. There are no lawsuits (including, without limitation, derivative or injunctive actions), arbitration proceedings or governmental proceedings pending or, to the best knowledge of the Company, threatened, involving the Company or any of its Subsidiaries except for such lawsuits or other proceedings which could not reasonably be expected to have a Material Adverse Effect.

     2.6 Use of Proceeds; Margin Regulations. The proceeds of the Prior Notes were used solely for the acquisition by IWC Services, Inc. of the common stock of ITS Supply Corporation pursuant to the terms of that certain Stock Purchase Agreement dated as of December 31, 1997, by and between IWC Services, Inc. and LaSalle Cattle Company, Ltd. and for the payment of certain financial advisory services as provided in the Agreement. The additional proceeds of the Notes shall only be used for(i) the repayment of existing Indebtedness for borrowed money of Code 3, Inc., and (ii) working capital, including the recoupment of $570,573 in working capital used by the Company to fund the acquisition by the Company of the common stock of Code 3, Inc., a Texas corporation, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated as of February 19, 1998, by and among the Company, B&C/ITS, Inc., Code 3, Inc. and T. Lee Thompson, individually and as trustee for the stockholders (the "Stockholders") of Code 3, Inc. (the "Acquisition Agreement").

     2.7 Acquisition of Code 3, Inc. The Company acquired all of the shares of stock of Code 3, Inc. pursuant to the Acquisition Agreement (without amendment or waiver of, or other forbearance to exercise any rights with respect to, any of the terms and provisions thereof), and such stock was purchased free and clear of all restrictions to purchase imposed by applicable laws or regulations and any voting trusts, proxies or similar arrangements or applicable laws or regulations that would restrict the Company's right to exercise the voting rights attributable to such shares. All actions and proceedings required by applicable laws or regulations to have been taken prior to or on the date of the acquisition of such stock in order for the Company to be able to lawfully consummate such acquisition were taken, all waiting periods thereunder and therefore expired or terminated without any action being taken by any competent authority which restrained, prevented or imposed adverse conditions upon the consummation of such acquisition, and all consents, waivers and approvals (including, without limitation, those of any governmental authority or regulatory body) necessary to have been given or obtained prior to or on the date of such acquisition in order for the Company to be able to lawfully consummate such acquisition

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were given or obtained and remain in full force and effect, including, without limitation, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. At the time of such acquisition, no judgment, order, injunction or other similar restraint prohibiting or imposing adverse conditions upon the purchase of shares of Code 3, Inc. by the Company was is outstanding, and no actions, suits or proceedings were pending or threatened with respect to the Company, B&C/ITS, Inc., or Code 3, Inc. or their respective Subsidiaries or any of the Stockholders.

3.   CLOSING CONDITIONS

     Your obligation under this Amendment is subject to the following conditions precedent, all in form and substance satisfactory to you (unless waived by each of you in writing prior to the Amendment Closing Date):

     3.1 Opinion of Counsel. You shall have received from Brown, Parker & Leahy, L.L.P. a closing opinion dated as of the Amendment Closing Date. This
Section 3.1 shall constitute direction by the Company to such counsel to deliver such closing opinion to you.

     3.2 Notes. You each shall have received your duly executed Notes from the Company.

     3.4 Guaranties. You shall have received the duly executed Amended and Restated Guaranties of each of the Guarantors and a duly executed Guaranty of Code 3, Inc., each in substantially the form of Exhibit 3.4 to the Agreement.

     3.5 Stock Pledge Agreement. You shall have received a duly executed First Amendment to Stock Pledge Agreement from the Company, together with the stock certificate of Code 3, Inc. and an undated stock power relating thereto.

     3.6 Security Agreement. You shall have received a duly executed Security Agreement in substantially the form of Exhibit 3.6 to the Agreement from Code 3, Inc., together with a duly executed UCC-1 Financing Statement relating thereto.

     3.7 Warrants. Main Street shall have received a duly issued and authorized Warrant for an additional 200,000 shares of common stock of the Company and Geneva shall have received a duly issued and authorized Warrant for an additional 300,000 shares of common stock of the Company in substantially the form of Exhibit 3.7 to the Agreement at the strike price of $4.50 per share, exercisable for a period of six (6) years from the date of issuance thereof.

     3.8 Registration Rights Agreement. Each of you shall have received a duly executed First Amendment to Registration Rights Agreement.

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     3.9  Intercreditor Agreement.  Each of you shall have executed and delivered the First Amendment to Intercreditor Agreement.

     3.10 Secretary's Certificates. You shall have received a duly executed Secretary's Certificate dated the Closing Date from the Company and each Guarantor.

     3.11 Expenses. All fees and disbursements required to be paid pursuant hereto shall have been paid in full.

     3.12 Repayment of Code 3, Inc. Indebtedness. You shall received evidence that all existing Indebtedness for borrowed money of Code 3, Inc. shall be immediately paid with the additional purchase price of the Notes and that all existing Liens upon the assets of Code 3, Inc. will be promptly released.

     3.13 Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

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4.   AMENDMENTS TO AGREEMENT

     4.1 Section 4.1 (Principal Payments) of the Agreement is hereby amended and restated in its entirety as follows:

          "The $3,750,000 principal amount payable to Main Street under its Note shall be due and payable as follows: the principal amount of $3,000,000, together with interest accrued thereon, shall be due and payable on May 2, 1998, and the principal amount of $750,000, together with interest accrued thereon, shall be due and payable on June 15, 1998. The $3,500,000 principal amount payable to Geneva under its Note shall be due and payable as follows: the principal amount of $2,000,000, together with interest accrued thereon, shall be due and payable on May 2, 1998, and the principal amount of $1,500,000, together with accrued interest thereon, shall be due and payable on June 15, 1998."

     4.2 Section 4.2 (Interest Payments) shall be amended by deleting the date "May 2, 1998" in the third line thereof and inserting in its place the date "June 15, 1998" and by adding the phrase "provided that the payment of interest scheduled to be made on May 1, 1998, shall instead be payable on May 2, 1998, when a principal payment is required hereunder" after the word "thereafter" in the third line thereof.

     4.3 Section 4.4 (Optional Prepayments) of the Agreement is hereby amended by adding the phrase ", any such prepayment to be applied in inverse order of maturity" at the end of such Section.

     4.4 Section 6.12 (Restrictions on Fundamental Changes) of the Agreement is hereby amended by deleting the date "May 2, 1998" in the seventh line thereof and inserting in its place "June 16, 1998".

     4.5 Section 6.15 (Indebtedness) of the Agreement is hereby amended by deleting the word "and" at the end of subsection (b) thereof, deleting the period at the end of subsection (c) thereof and inserting in its place a semicolon and adding the following new subsection (d):

          "(d) other unsecured Indebtedness subordinated to the obligations of the Company and the Guarantors to you, providing no payments thereunder shall be made thereunder until the Notes have been paid in full and containing standstill provisions, all if approved in advance by you and in form and substance satisfactory to you, all in your sole discretion."

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     4.6  Section 6.16 (Loans, Advances and Investments) is hereby amended by deleting the word "and" at the end of subsection (c) thereof, deleting the period at the end of subsection (d) thereof and inserting in its place the clause "; and" and adding the following new subsection (e):

          "(e) the advance of approximately $315,000 by the Company to Code 3, Inc. prior to the date such entity was acquired by the Company."

5.   MISCELLANEOUS

     5.1 Entire Agreement. The Documents (including this Amendment) constitute the entire understanding among the Company, the Guarantors and you and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     5.2 Waiver of Jury Trial. EACH PARTY TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE AGREEMENT, ANY NOTE, ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     5.3 Duplicate Originals, Execution in Counterpart. Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

     5.4 Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     5.5 Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     5.6 Headings. Section headings used in this Amendment are for reference only and

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shall not affect the construction of this Amendment.

     5.7 Reaffirmation of Agreement. This Amendment shall be deemed to be an amendment to the Agreement, and the Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Agreement in the Agreement and the other Documents (excluding this Amendment) shall hereafter be deemed to refer to the Agreement, as amended hereby.

     5.8 Defined Terms. Terms used but not defined herein when defined in the Agreement shall have the same meanings herein unless the context otherwise requires.

     If this Amendment is satisfactory to you, please so indicate by signing the acceptance of the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                              Very truly yours,

                              BOOTS & COOTS INTERNATIONAL
                              WELL CONTROL, INC.


                              By:__________________________
                              Name:  Larry H. Ramming
                              Title: Chairman of the Board and Chief
                                     Executive Officer

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Accepted:

MAIN STREET MERCHANT PARTNERS II, L.P.


By: _______________________________
     Vince D. Foster, Managing Director


[Signature page for FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT dated as of
March ___, 1998, of Boots & Coots International Well Control, Inc. in connection with the issuance of its 10.0% Senior Secured Notes due June 15, 1998.]

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Accepted:

GENEVA ASSOCIATES, L.L.C.


By: _______________________________
     Tracy Scott Turner, Principal



[Signature page for FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT dated as of
March ___, 1998, of Boots & Coots International Well Control, Inc. in connection with the issuance of its 10.0% Senior Secured Notes due June 15, 1998.]

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